Exhibit 99.1

NEWS RELEASE

Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Biomedical, 858-410-3101
Media:	Jeff Richardson, Richardson & Associates, 805-491-8313

Inovio Biomedical and VGX Pharmaceuticals

Stockholders Overwhelmingly Approve Proposed Merger

SAN DIEGO, CA and BLUE BELL, PA May 29, 2009 — Inovio Biomedical Corporation (NYSE Amex: INO) and VGX Pharmaceuticals, Inc. announced today that stockholders of both companies approved the previously announced proposed merger of Inovio and VGX. The combination of DNA vaccine development expertise, clinical pipeline, electroporation-based DNA delivery technology and robust patents will position the combined company as a leading DNA vaccine discovery, development, and delivery company.

At a special meeting of Inovio stockholders held today, 80.7% of total votes cast were voted in favor of the business combination.

At a special meeting of VGX stockholders held today, 99.7% of total votes cast were voted in favor of the business combination.

Approval of the proposed merger by both companies’ stockholders is a condition to the closing of the merger. Subject to the satisfaction of additional customary closing conditions, Inovio and VGX expect the merger to close in June, 2009.

About VGX Pharmaceuticals

VGX Pharmaceuticals is engaged in the discovery and development of novel vaccines and therapies for major infectious diseases and cancers. VGX has phase I clinical studies progressing for PENNVAX™-B, a DNA vaccine for the prevention of HIV; VGX-3100, a therapeutic DNA vaccine for cervical cancer; and the CELLECTRA® electroporation DNA delivery device. VGX has filed an IND for VGX-3400, a preventative DNA vaccine for avian influenza, and is also advancing a phase I clinical study for VGX-1027, a small molecule drug for inflammatory diseases. VGX has established a vertically-integrated DNA vaccine platform with extensive capabilities including SynCon™ DNA-based product candidates, the CELLECTRA® delivery device, and access to efficient cGMP plasmid manufacturing. Vertical control over key aspects of product development has enabled VGX to consistently develop multiple product candidates from bench-to-IND filing within one year. The product candidates and technology programs are protected by VGX’s extensive global intellectual property portfolio. More information about VGX can be found at www.vgxp.com.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery — electroporation — which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Tripep, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International AIDS Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to plans for the merger of Inovio Biomedical Corporation and VGX Pharmaceuticals and the parties’ intent to develop their electroporation-based drug and gene delivery technologies and DNA vaccines. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including the uncertainties inherent in complex commercial transactions like the proposed merger; uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may not necessarily be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the parties or their collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the parties and their collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide the parties with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the combined company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the companies’ combined technology by potential corporate or other partners or collaborators, capital market conditions, evaluation of the transaction by the NYSE Amex, which may impact the current and/or additional listing of Inovio’s securities, and other factors set forth in Inovio’s Annual Report on Form 10-K for the year ended December 31, 2008, its Form 10-Q for the three months ended March 31, 2009, and other regulatory filings from time to time, including, but not limited to, the registration statement/joint proxy statement filed by Inovio under Form S-4 pursuant to the merger agreement. There can be no assurance that any product in Inovio’s, VGX’s or the projected combined company’s product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.